Exhibit 99.1

Scholastic Announces Intent To Return Up To $200 Million To Shareholders Through Modified Dutch Auction Tender Offer

Company Will Retain Ownership and Future Value of Headquarters Property; Increased Leasing of Retail Space Expected to Boost Operating Income

NEW YORK, Dec. 17, 2015 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today announced that its Board of Directors has authorized the repurchase of up to $200 million of the Company's common stock through a modified "Dutch Auction" tender offer and has approved a plan to generate more rental income from retailers from the lower floors of its headquarters building located at 557 and 555 Broadway in New York City.

"This two-pronged plan enables us to immediately return meaningful value to Scholastic shareholders and boost future operating income with predictable rental income, while retaining full ownership of a valuable real estate asset," said Richard Robinson, Chairman, President and Chief Executive Officer. "We believe this plan makes best use of our strong balance sheet and cash position as it allows the Company to maintain considerable flexibility for targeted investments in our core print and digital publishing businesses while continuing to return capital to shareholders. It also preserves the flexibility to consider a potential real estate transaction at some point in the future."

Repurchase up to $200 Million of Common Stock

Under the terms of the proposed modified "Dutch Auction" tender offer, owners of Scholastic common stock will have the opportunity to tender some or all of their shares at a specified price range to be determined. The Company intends to commence the tender offer, which will be funded with cash on hand, by calendar year-end and which will remain open for at least twenty (20) business days. Further details, including the terms and conditions of the tender offer (including the specified price range), will be provided in the offer to purchase, letter of transmittal and other documents to be filed with the Securities and Exchange Commission in connection with the tender offer. In addition, approximately $60 million remains on the previous Board authorization for open-market share repurchases.

Increase Operating Income from Headquarters Real Estate Assets

The Company also announced that the Board has approved the Company's plan to retain ownership and the future value of its headquarters space at 557 and 555 Broadway in New York City, and to generate increased rental income by leasing the lower floors to retailers. As previously disclosed, the Company is investing approximately $10 million in fiscal 2016 to convert the space for additional rental retail operations and intends to sign leases with high-quality tenants, generating reliable recurring revenue streams. The Company expects new leases to commence in fiscal 2017 and the subsequent increase in recurring lease revenue to be accretive to operating income over time. Scholastic will also continue to realize cash tax benefits from the deduction of depreciation expenses on the property.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning materials and programs, classroom magazines and other products that, in combination, offer schools customized and comprehensive solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 95 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including information concerning the Company's intention to commence a modified Dutch auction tender offer. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Important Information

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only, is not a recommendation to buy or to sell shares of Scholastic Common Stock and does not constitute an offer to buy or the solicitation of an offer to sell shares of Scholastic Common Stock. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Scholastic expects to file with the Securities and Exchange Commission prior to the end of the calendar year. Stockholders should read carefully the Offer to Purchase, Letter of Transmittal and related materials when they become available as these documents will contain important information regarding the terms and conditions of the tender offer. Once the tender offer is commenced copies of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Scholastic will be filing with the Securities and Exchange Commission will be distributed by the Company to the Company's stockholders at no expense to them and will also be available to stockholders free of charge at the Commission's website at www.sec.gov or the investors information section of Scholastic's website at http://investor.scholastic.com or by directing a request to Gil Dickoff at 343-6741 or investor_relations@scholastic.com.

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SCHL: Financial

CONTACT: Scholastic Corporation - Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com